EXHIBIT 99.1
GRANT PARK WEEKLY PERFORMANCE STATISTICS * 1/12/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	3.23%	0.74%	0.74%
Class B Units	3.21%	0.71%	0.71%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JANUARY 12, 2007

The Grant Park Futures Fund posted impressive gains during the past week. Positions in the interest rates, currencies, energies and stock indices reported the largest gains. Losses came mainly from the metals sector.

Short positions in the interest rate sector were profitable after an unexpected increase in short-term interest rates by the Bank of England sent prices for the British short sterling contract to lower levels. The quarter-point rise, which lifted the rate to 5.25%, also resulted in gains for short positions in the London long gilts as U.K. bond prices fell on the announcement. Short positions in the domestic fixed income markets were also profitable as prices for U.S. Treasurys and Eurodollars fell on a narrower November trade deficit and a higher-than-expected reading on December retails sales, data that suggested a stronger U.S. economy than investors had previously thought.

Long positions in the currency sector reported gains as the British pound rallied against most of its major counterparts after the BOE announced its intention to raise interest rates. The pound appreciated relative to the U.S. dollar and also made profits in the cross rates as it outperformed the euro and Japanese yen. Short positions in the yen were also profitable as the currency settled lower relative to the U.S. dollar.

Warmer than usual temperatures across the U.S. and Europe continued to be a factor in crude oil prices, which closed lower for the week. The March crude oil contract closed $3.52 lower in New York, settling at $53.87 per barrel as the warmer weather combined with a rise in petroleum inventories resulted in weaker prices. Short positions in unleaded gasoline also posted gains.

Lower oil prices and a rally in technology stocks resulted in gains for long positions in the stock index sector. The S&P Composite Index gained more than 24 points and the Nasdaq-100 Index was 65 points higher as shares for Apple, Microsoft and Yahoo rallied during the week.

Lastly, long positions in the metals sector experienced losses as prices for nickel were slightly lower for the week. Short positions in copper sustained losses as the red metal gained 2.6% by the close on Friday.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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